                                                                      EXHIBIT 11

                      AIR & WATER TECHNOLOGIES CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS

                    (in thousands except per share amounts)

                                                                 1994     1993
                                                               --------  -------
PRIMARY EARNINGS (LOSS) PER SHARE:
 1. Income (loss) from continuing operations.................  $(34,168) $   279
 2. Income (loss) from discontinued operations...............    (3,229)     100
                                                               --------  -------
 3. Net loss.................................................  $(37,397) $   379
                                                               ========  =======
 4. Weighted average shares outstanding......................    24,818   24,823
                                                               --------  -------
 5. Earnings (loss) per share from continuing operations
 (1/4).......................................................  $  (1.38) $   .01
 6. Earnings (loss) per share from discontinued operations         (.13)     .01
 (2/4).......................................................  --------  -------
 7. Net loss per share (3/4).................................  $  (1.51) $   .02
                                                               --------  -------
FULLY DILUTED EARNINGS (LOSS) PER SHARE:
 8. Line 1. above............................................  $(34,168) $   279
 9. Add back interest, net of tax on assumed conversion of
   the
  Company's 8% Convertible Debentures........................     2,300    2,300
                                                               --------  -------
10. Adjusted income (loss) from continuing operations........   (31,868)   2,579
11. Income (loss) from discontinued operations ..............    (3,229)     100
                                                               --------  -------
12. Adjusted net income (loss)...............................  $(35,097) $ 2,679
                                                               --------  -------
13. Weighted average shares outstanding (Line 4).............    24,818   24,823
14. Add additional shares issuable upon assumed conversion of the
  Company's 8% Convertible Debentures........................     3,833    3,833
                                                               --------  -------
15. Adjusted weighted average shares outstanding.............    28,651   28,656
                                                               --------  -------
16. Earnings (loss) per share from continuing operations
   (10/15)...................................................  $  (1.11) $   .09
17. Earnings (loss) per share from discontinued operations         (.11)     --
   (11/15)...................................................  --------  -------
18. Net income (loss) per share (12/15)*.....................  $  (1.22) $   .09
                                                               ========  =======

- - --------
*Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's 8% Convertible Debentures is anti-dilutive.